UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

Strategic Hotels & Resorts Inc
---------------------------------------
NAME OF ISSUER:

Common Stock (Par Value $0.01)
---------------------------------------
TITLE OF CLASS OF SECURITIES

86272T106
-------------------------------------
CUSIP NUMBER

December 30, 2011
---------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

 For internal use only

1.	NAME OF REPORTING PERSONS

Deutsche Bank AG*

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 12,035,506
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 16,153,843
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

16,153,843

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.77%

12.	TYPE OF REPORTING PERSON

FI

* In accordance with Securities Exchange Act Release No. 39538 (January 12, 1998), this amended filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

 For internal use only

1.	NAME OF REPORTING PERSONS

Deutsche Investment Management Americas

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 809,846
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 809,846
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

809,846

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.44%

12.	TYPE OF REPORTING PERSON

IA, CO

 For internal use only

1.	NAME OF REPORTING PERSONS

Deutsche Bank Trust Company Americas

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 104,282
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 115,182
8. SHARED DISPOSITIVE POWER 123,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

238,182

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.13%

12.	TYPE OF REPORTING PERSON

BK, CO

 For internal use only

1.	NAME OF REPORTING PERSONS

Deutsche Bank Securities Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 1,100
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,100

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.00%

12.	TYPE OF REPORTING PERSON

BD, CO

 For internal use only

1.	NAME OF REPORTING PERSONS

Oppenheim Asset Management Services S.à. r.l

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 50,862
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 50,862
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,862

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.03%

12.	TYPE OF REPORTING PERSON

IA, CO

 For internal use only

1.           NAME OF REPORTING PERSONS

RREEF America, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A)	[ ]
(B)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 11,070,516
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 15,176,853
8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,176,853

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

[ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.18%

12.	TYPE OF REPORTING PERSON

IA, CO

 For internal use only

Item 1(a).	Name of Issuer:

Strategic Hotels & Resorts Inc (the "Issuer")

Item 1(b).	Address of Issuer's Principal Executive Offices:

200 West Madison Street, Suite 1700
Chicago, IL 60606
United States

Item 2(a).	Name of Person Filing:

This statement is filed on behalf of Deutsche Bank AG ("Reporting Person").

Item 2(b).	Address of Principal Business Office or, if none, Residence:

Theodor-Heuss-Allee 70
60468 Frankfurt am Main
Federal Republic of Germany

Item 2(c).	Citizenship:

The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).	Title of Class of Securities:

The title of the securities is common stock, $0.01 par value ("Common Stock").

Item 2(e).	CUSIP Number:

The CUSIP number of the Common Stock is set forth on the cover page.

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	[X]	Broker or dealer registered under section 15 of the Act;

Deutsche Bank Securities Inc.

(b)	[X]	Bank as defined in section 3(a)(6) of the Act;

Deutsche Bank AG, London Branch

Deutsche Bank Trust Company Americas

(c)	[ ]	Insurance Company as defined in section 3(a)(19) of the Act;

(d)	[ ]	Investment Company registered under section 8 of the Investment Company Act of 1940;

(e)	[X]	An investment adviser in accordance with Rule 13d-1(b) (1)(ii)(E);

Deutsche Investment Management Americas

Oppenheim Asset Management Services S.à. r.l

RREEF America, L.L.C.

(f)	[ ]	An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

(g)	[ ]	parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

(h)	[ ]	A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	[X]	A non-U.S. institution in accordance with Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

(k)	[ ]	Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

Item 4.	Ownership.

(a)	Amount beneficially owned:

The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

(b)	Percent of class:

The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

(a)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

(ii)	shared power to vote or to direct the vote:

The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

(iii)	sole power to dispose or to direct the disposition of:

The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

(iv)	shared power to dispose or to direct the disposition of:

The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Subsidiary                                                                           Item 3 Classification

Deutsche Investment Management Americas                                                                                                Investment Advisor

Deutsche Bank Trust Company Americas                                                                                                Bank

Deutsche Bank Securities Inc.                                                                                     Broker Dealer

Oppenheim Asset Management Services S.à. r.l                                                                                                Investment Advisor

RREEF America, L.L.C.                                                                                     Investment Advisor

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to a bank organized under the laws of the Federal Republic of Germany is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution. I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

 For internal use only

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2012

Deutsche Bank AG
By:	/s/ Cesar A. Coy
Name:	Cesar A. Coy
Title:	Vice President

By:	/s/ Daniela Pondeva
Name:	Daniela Pondeva
Title:	Assistant Vice President

 For internal use only

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2012

Deutsche Investment Management Americas
By:	/s/ Jeffrey A. Ruiz
Name:	Jeffrey A. Ruiz
Title:	Director

 For internal use only

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2012

Deutsche Bank Trust Company Americas
By:	/s/ Jeffrey A. Ruiz
Name:	Jeffrey A. Ruiz
Title:	Director

 For internal use only

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2012

Deutsche Bank Securities Inc.
By:	/s/ Jeffrey A. Ruiz
Name:	Jeffrey A. Ruiz
Title:	Director

By:	/s/ Margaret M. Adams
Name:	Margaret M. Adams
Title:	Director

 For internal use only

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2012

Oppenheim Asset Management Services S.à. r.l
By:	/s/ Max Von Frantzius
Name:	Max Von Frantzius
Title:

 For internal use only

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:           February 10, 2012

RREEF America, L.L.C.
By:	/s/ Amy Persohn
Name:	Amy Persohn
Title:	Director

 For internal use only